Exhibit 10.34

Employment Agreement and Release

This Employment Agreement and Release (“Agreement”) sets forth the mutual understanding and agreement of Entegris, Inc., a Delaware corporation with offices at 3500 Lyman Boulevard, Chaska, Minnesota, 55318 (“Entegris”), and Michael W. Wright, an individual residing at 5115 Meadville Street, Greenwood, Minnesota, 55331 (“Wright”).

RECITALS

WHEREAS, Entegris is a newly created entity resulting from the merger of the former Entegris, Inc., a Minnesota corporation (“Entegris Minnesota”), and Mykrolis Corporation, a Delaware corporation (“Mykrolis”), pursuant to the terms of a March 21, 2005 Agreement and Plan of Merger; and

WHEREAS, Wright was employed and performed with excellence as an executive officer with Entegris Minnesota and has likewise played a key role in developing plans for the integration of Entegris Minnesota and Mykrolis into Entegris.

WHEREAS, it is agreed that Wright will not continue as an executive officer of Entegris but will continue to provide valuable services as an employee and advisor to the company; and especially the Chief Executive Officer;

WHEREAS, in addition to perpetuating historic and agreed-upon practices of Entegris Minnesota and Mykrolis of providing fair and equitable severance to departing executive officers, Entegris recognizes value in obtaining confidentiality and non-compete obligations and a release of claims from Wright and particularly recognizes the importance of maintaining a constructive working and advisory relationship with Wright following the above-referenced merger;

THEREFORE, Entegris and Wright agree to the following:

TERMS AND CONDITIONS

1. Resignation as Executive Officer – Effective August 6, 2005, Wright resigns and otherwise waives claim to any position as an executive officer of Entegris as well as all other executive officer or director positions he may have with Entegris Minnesota or any subsidiary of either entity.

2. Activities Post-Merger – Commencing August 6, 2005, Wright will act as Senior Advisor to the Chief Executive Officer of Entegris and will be employed in a non-executive capacity by Entegris until August 5, 2007. It is the intent and purpose of the parties that Wright will be actively engaged in supporting the Chief Executive Officer and overall best interests of the company until August 5, 2007. Wright acknowledges, however, that he shall have no authority to bind Entegris to any legal obligation and further agrees to disclose his lack of authority in any instance where he reasonably concludes third parties might take action based on a misunderstanding of his apparent or actual authority.

3. Compensation – If Wright signs and does not revoke this Agreement and continues in the employ of Entegris in accordance with the terms and conditions of this Agreement, then Wright shall receive benefits as set forth in Sections 3(a), 3(b), and 3(c) below.

(a) Severance Pay– Wright shall receive two times his base pay and target bonus as paid by Entegris Minnesota immediately prior to the merger (cumulatively $1,240,040) plus a total of $559,960, for a total severance payment of $1,800,000. This amount shall be paid as follows:

•	$200,000 on August 26, 2005;

•	$979,980 on January 2, 2006; and

•	$620,020 on January 2, 2007.

All payments made to Wright shall be made after required deductions and withholdings.

(b) Senior Advisor Compensation – For the period August 6, 2005, through August 5, 2007, and subject to his ongoing employment as specified herein, Wright shall be paid $100,000 per year or a total of $200,000 for advisory services. With respect to such pay, Wright shall remain on the Entegris payroll and shall be paid according to customary practice. Wright shall not be eligible for bonus compensation. During this period Wright may obtain other employment so long as such employment does not materially impact his ability to perform advisory services hereunder.

(c) Other Benefits. Subject to his ongoing employment as specified herein, Wright shall be entitled to the following other benefits:

Options and Restricted Stock Vesting:	All currently unvested options and restricted stock to be fully vested as of August 6, 2005.

Other Option Terms:	During the two-year continuation of employment period, options will continue to be subject to terms of the option agreements under which they were granted.

Medical Insurance:	Coverage through employment or August 31, 2007, whichever is later; Wright cost to be calculated on the same basis as other Entegris employees.

Automobile:	Wright shall be entitled to use his company-owned vehicle until October 31, 2005, at which time he may either buy it at the value at which it is carried on the books of Entegris or return it to the company.

401(k) Plan:	Wright waives participation as of August 6, 2005, but retains distribution rights as specified in plan documents.

Office Support:	Wright shall receive administrative support for approved travel and assigned duties and shall submit expenses and receive reimbursement in customary employee fashion. He shall additionally remain entitled to ongoing use of a laptop computer and Blackberry or other hand-held device provided by Entegris, subject to the right of Entegris to modify access to company information in its discretion.

Home Office:	One-time allowance of $2,000.00.

Legal Expenses:	Entegris shall pay Wright’s legal fees in completing this Agreement in an amount not to exceed ten hours of total time at standard rates.

4. Termination.

Employment “At Will”– For the period August 6, 2005 through August 5, 2007, Wright shall be deemed an employee “at will” and may be terminated with or without cause, subject to the following:

(a) Termination Without Cause – Wright shall remain entitled to payment of all Severance Pay and Senior Advisor Compensation as referenced in paragraphs 3(a) and 3(b).

(b) Termination With Cause – Wright shall forfeit remaining payments and benefits as referenced in paragraphs 3(a), 3(b), and 3(c).

(c) Definition of “With Cause” – Wright acknowledges that historic and intended entitlement to Compensation has been and is contingent upon compliance with non-compete, confidentiality, and non-disparagement obligations as well as the performance of assigned duties. For purposes of this Agreement, Wright may be terminated “with cause” if he intentionally and materially breaches any obligation of non-disclosure, non-competition, non-solicitation, or non-disparagement as set forth below or willfully and repeatedly after written notice fails to perform assigned duties as an advisor.

5. Non-Disclosure, Non-Competition, and Non-Solicitation Agreements –

(a) Non-Disclosure Agreement – Wright acknowledges that the Confidential Information and data obtained by him during the course of his employment concerning the business or affairs of Entegris, or any predecessor entity related thereto, including Entegris Minnesota and Mykrolis and their subsidiaries, are the property of Entegris and are confidential to Entegris. Such Confidential Information may include, but is not limited to, specifications, designs, and processes, product formulae, manufacturing, distributing, marketing or selling processes, systems, procedures, plans, know-how, services or material, trade secrets, devices (whether or not patented or patentable), customer or supplier information, price lists, financial information including, without limitation, costs of materials, manufacturing processes and distribution costs, business plans, prospects or opportunities, and software and development or research work (the “Confidential Information”). All the Confidential Information shall remain the property of Entegris, and Wright agrees that he will not at any time disclose to any unauthorized persons or use for his own account or for the benefit of any third party any of the Confidential Information without the written consent of Entegris. Wright agrees to deliver to Entegris at the termination of his employment or at such earlier date requested by Entegris, all memoranda, notes, plans, records, reports, video and audio media and any and all other documentation (and copies thereof) relating to the business of Entegris, or any entity related thereto, which he may then possess or have under his direct or indirect control. Notwithstanding any provision herein to the contrary, the Confidential Information shall specifically exclude information which is publicly available to Wright and others by proper means, readily ascertainable from public sources known to Wright at the time the information was disclosed or which is rightfully obtained from a third party. It shall not be a breach of this Section 4(a) for Wright to disclose Confidential Information as required by law, provided Wright provides notice to Entegris enabling it to seek a protective order before disclosure.

(b) Non-Competition Agreement – Unless and until Wright’s employment is terminated without cause, Wright agrees that until December 31, 2007, he shall not, directly or indirectly:

(1) manage, participate in, lend his name to, act as a consultant or advisor, or render services to any person or entity which is competing or planning to compete with Entegris; or

(2) have any ownership interest in any entity referenced in 5(b)(1) above in excess of 1% of such entity’s outstanding stock of any classification.

(c) Covenant Not to Hire or Recruit Employees – Wright agrees that until December 31, 2007, he will not, directly or indirectly, induce or attempt to induce any employee of Entegris or any entity related thereto to leave his, her, or their employ, or in any other way knowingly interfere with the relationship between Entegris or any entity related thereto and any other employee of Entegris or any entity related thereto, or in any way knowingly interfere with the relationship between any customer, franchisee, or other business relation and Entegris or any entity related thereto.

(d) Acknowledgment – Wright acknowledges that the provisions of this Section 5 are reasonable and necessary to protect the legitimate interests of Entegris and that any violation of this Section 5 by Wright will cause substantial and irreparable harm to Entegris to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that Wright violates any provision of this Section 5, Entegris will be entitled to an injunction, in addition to all the other remedies it may have, restraining Wright from violating or continuing to violate such provision.

(e) Blue Pencil Doctrine – If the duration of, scope of, or any business activity covered by this Section 5 is in excess of what is valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope, or activity that is valid and enforceable. Wright acknowledges that this Section 5 will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable laws.

6. Release of Claims – In exchange for payments and other consideration to be provided hereunder, Entegris and its predecessor and related entities and Wright each waive and hereby release each other from any and all claims of any nature whatsoever which they may have arising out of Wright’s past or prospective employment as an executive officer or the termination of such employment with Entegris including, but not limited to, any claims Wright may have under federal, state, or local employment, labor, or anti-discrimination laws, statutes, and case law, and specifically claims arising under the federal Age Discrimination In Employment Act, the Civil Rights Acts of 1866 and 1964 as amended, the Americans with Disabilities Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974 (“ERISA”), the

Family and Medical Leave Act, the Fair Labor Standards Act, the Minnesota Human Rights Act, the Minnesota Age Discrimination Law, and any and all other applicable state, county, or local statutes, ordinances, or regulations; provided, however, that this release does not apply to claims for benefits under Entegris-sponsored benefit plans covered by ERISA (other than claims for severance) in which Wright is a participant nor to claims arising out of obligations expressly undertaken in this Agreement.

Wright acknowledges and understands that he has accepted the consideration provided under this Agreement in full satisfaction of all claims and obligations of any and all of the above-referenced entities which may be owed to him regarding any matter or incident up to the date Wright signs this Agreement, and he affirmatively intends to be legally bound by such release and satisfaction.

7. Non-disparagement – Wright and Entegris, on behalf of its officers and directors, each agree they will not knowingly make negative comments intended to malign, disparage, or damage the character, reputation, image, or products or services of the other.

8. Indemnification – Wright shall be entitled to defense and indemnification, and coverage under any directors and officers errors and omissions liability insurance, with respect to any services provided by Wright as an officer of Entegris Minnesota, or as a Senior Advisor hereunder, in the same manner as other officers and directors of Entegris Minnesota or Entegris in accordance with the Articles of Incorporation or By-Laws and applicable insurance policies maintained by Entegris and/or the terms of the March 21, 2005 Agreement and Plan of Merger between Entegris Minnesota and Mykrolis.

9. Positive Recommendation – Upon request, Entegris shall provide Wright with a positive letter of recommendation and shall otherwise provide reasonable support in identifying and responding to prospective employers.

10. Full Compensation – Wright acknowledges and understands that the payments made and other consideration provided by Entegris under this Agreement will fully compensate Wright for and extinguish any and all of the potential claims Wright is releasing in this Agreement, including, without limitation, any claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief.

11. Legal Representation – Wright acknowledges that he consulted with his own attorney before executing this Agreement, that he has had a full opportunity to consider this Agreement, and that he has had a full opportunity to ask any questions that he may have concerning this Agreement and the settlement of any potential claims against Entegris or its predecessor entities and affiliates.

12. Taxes; Section 409A – Entegris will deduct from any payments made to Wright under this Agreement any withholding or other taxes that Entegris is required to deduct, if any, under applicable law. Except to the extent taxes are withheld by Entegris, Wright shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to him hereunder. If Entegris or Wright determine that any payment obligation under this Agreement will cause Wright to incur tax obligations under Section 409A of the Internal Revenue Code, then the parties shall negotiate in good faith to structure an alternative payment mechanism consistent with the parties’ objectives, to the extent reasonably practical and without any additional material cost to Entegris, that will not cause Wright to incur such tax obligations.

13. Assignment – Neither Entegris nor Wright may make any assignment of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that Entegris may assign its rights and obligations under this Agreement without the consent of Wright in the event that Entegris shall hereafter complete a reorganization, consolidate with, or merge into or substantially transfer all of its properties or assets to any other entity. This Agreement shall inure to the benefit of and be binding upon Entegris, Wright, and their respective successors, executors, administrators, heirs, and permitted assigns. Wright expressly consents to be bound by the provisions of this Agreement for the benefit of any successor or permitted assign of Entegris without the necessity that this Agreement be re-signed at the time of transfer.

14. Reliance By Third Parties – This Agreement is intended for the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns, and no other person or entity has any right to rely on this Agreement or to claim or derive any benefit therefrom, absent the express written consent of the party to be charged with such reliance or benefit.

15. Severability; Entire Agreement; No Oral Modification; No Waivers – Should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, the parties agree that this shall not affect the enforceability of the other provisions of this Agreement. Except for any and all agreements related to Wright’s stock options and restricted stock (which have not been affected or altered by this Agreement except as provided in Section 3(c)), this Agreement constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements and discussions with respect to the subject matter hereof and all other agreements and understandings between the parties and the predecessor entities and affiliates referenced herein. This Agreement may be amended or modified only by an agreement in writing signed by both parties. The failure by Entegris to declare a breach or otherwise assert its rights under this Agreement shall not be construed as a waiver of any right which Entegris may have under this Agreement.

16. Notice – Any and all notices, requests, demands, or other communications provided for by this Agreement shall be in writing and, except as otherwise expressly provided in this Agreement, shall be effective when delivered in person, consigned to a national courier service, or deposited in the United States Mail, postage prepaid, registered or certified, and addressed to Wright at his last known address on the book of Entegris or, in the case of Entegris, at its principal place of business, attention to the General Counsel.

17. Governing Law – This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws principles.

ACKNOWLEDGEMENTS AND CERTIFICATIONS

Wright acknowledges and certifies that he:

m.	has read and understood all of the terms of this Agreement and does not rely on any representation or statement, written or oral, not set forth in this Agreement;

n.	has had a reasonable period of time to consider this Agreement;

o.	is signing this Agreement knowingly and voluntarily;

p.	is hereby being advised by Entegris to consult with an attorney before signing this Agreement;

q.	has the right to consider the terms of this Agreement for twenty-one (21) days and, if he takes fewer than 21 days to review this Agreement, hereby waives any and all rights to the balance of the 21-day review period; and has the right to revoke this Agreement within fifteen (15) days after signing it by providing written notice of revocation to the Chief Financial Officer of Entegris in which event this Agreement shall become null and void in its entirety.

ENTEGRIS, INC.

/s/ MICHAEL WRIGHT	/s/ GIDEON ARGOV
Michael W. Wright	Gideon Argov

Dated:	Dated: